Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Mitchell I. Rosen
310-563-2355

PondelWilkinson Inc.
Roger S. Pondel/Angie H. Yang
310-279-5980	FOR IMMEDIATE RELEASE
BELL INDUSTRIES ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
     El Segundo, California — October 3, 2005 — Bell Industries, Inc. (AMEX: BI) today announced that the board of directors has appointed director John A. Fellows as president and chief executive officer of the company. Fellows succeeds Russell A. Doll, who was named acting president and chief executive officer in September 2004.
     Fellows, 41, was elected to Bell’s board of directors in May of 2005. Prior to his appointment as president and chief executive officer, Fellows was a private investor. From August 1998 to April 2004, he served as chief executive officer of RMH Teleservices, Inc., a publicly-traded international provider of technology related services, which was acquired by NCO Group, Inc. in April 2004. Prior to joining RMH, Fellows served in management roles with PepsiCo, PageNet and TeleQuest.
     “I am very pleased to have the opportunity to lead Bell Industries. I will utilize my domestic and international experience to leverage the company’s strong and diverse business units while working with talented associates to realize the full potential of this organization,” Fellows said.
     Mark Schwarz, Chairman of Bell Industries, Inc. said, “We are delighted to introduce John Fellows, and are confident he is the right individual to guide Bell’s growth strategy in the years ahead. We wish Russ Doll well in his future endeavors and thank him for his contributions to the company over the past seven years. Moving forward, our objective as a board and management team is to enhance shareholder value, and we will work diligently toward meeting that goal.”
     Fellows earned his bachelor’s from Texas A&M University and his masters in business administration from Loyola College.
About Bell Industries, Inc.
Bell’s primary business, the Tech.logix Group, offers a comprehensive portfolio of technology products and managed lifecycle services, including planning, product sourcing, deployment and disposal, and support services. Support services include help desk support, desk side support, technical maintenance services, and reverse logistics and depot services. Bell also distributes after-market parts and accessories to the recreational vehicle market and manufactures and sells standard and custom magnetic components used in electronic applications for computer, medical, lighting and telecommunication equipment.
Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the company’s filings with the Securities and Exchange Commission, including Factors That May Affect Future Results of Operations included in the Form 10-K for the year ended December 31, 2004 and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the quarter ended June 30, 2005. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.